UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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PREFERRED APARTMENT COMMUNITIES, INC.

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Letter to be delivered to stockholders beginning approximately March 27, 2014 with the 2013 Annual Report

March 21, 2014

Dear Fellow Stockholders:

As we reflect on 2013, we are pleased to report that we continued to aggressively grow the company and expand our operational footprint. In 2013, we raised approximately $142 million through sales of our equity securities, consisting of both preferred and common stock. We deployed this capital to (1) acquire three stand-alone multifamily communities and the second phases of two communities originally acquired in 2011, adding 1,164 units to the 765 units we already owned;
(2) originate five mezzanine loans for the construction of 1,351 multifamily units; and (3) originate four land acquisition loans that we believe will become mezzanine construction loans in 2014 for the construction of another 1,092 multifamily units. These 2013 acquisitions and originations increased our total assets from $123 million to $342 million and expanded the number of markets in which we were invested from seven to twelve.

In 2013, we continued to focus on paying dividends to all of our stockholders, managing financial risk and enhancing our brand, "A Preferred Apartment Community" in the marketplace. Since our initial public offering, we have increased our common stock annualized dividend 11.4% to $0.64 per share. In addition, we declared an aggregate of approximately $9.8 million in dividends in 2013. As we managed financial risk, we continued to ensure that none of the mortgage financings on our operating multifamily communities were cross-collateralized with each other or had any upstream guaranties to Preferred Apartment Communities or our operating partnership. For 2014, we will continue to focus on our operating results as we seek to grow our company both organically and through acquisitions.

During the past year we received options to acquire at prenegotiated prices the multifamily communities being constructed with the proceeds from five new mezzanine loan investments. Our pipeline now consists of options to acquire an aggregate of 1,907 multifamily units under construction and another 1,092 units planned to be developed in connection with land acquisition loans that we expect to convert to mezzanine loans in 2014 and for which we expect to receive options to purchase. We believe the purchase price set forth in each option agreement reflects a discount to the fair market value of the multifamily community to be acquired based upon our net operating income and capitalization rate projections for that community.

As we previously have indicated, one of our objectives is to increase the market capitalization of our company. In this regard, the Securities and Exchange Commission declared effective in 2013 our $200 million shelf registration statement, under which we sold $33 million in common stock in November 2013; and our $900 million follow-on Series A Redeemable Preferred Stock and Warrant Unit offering, under which we launched sales on January 1, 2014. In addition, we filed a prospectus supplement under our shelf registration statement in 2014 for the purpose of offering up to $100 million of our common stock pursuant to an at-the-market offering. We are also pleased to report that, as in previous years since our 2011intial public offering, we paid our executive officers and independent directors solely in equity-based compensation for their services during 2013 to better align their interests with those of all of our stockholders.

We believe we achieved great results for our stockholders for 2013 and look forward to advancing these efforts in 2014. We also request that you vote for the proposal in our 2014 Proxy Statement to approve the amendment to our Series A Redeemable Preferred Stock. We believe this amendment is very important to the growth of the Company. On behalf of our board of directors and our management team, we truly thank you for your continued support, trust and confidence in Preferred Apartment Communities.

Very truly yours,

John A. Williams Chairman and Chief Executive Officer	Leonard A. Silverstein President and Chief Operating Officer